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                        [Letterhead of White & Case LLP]

April 21, 1999

BY HAND

Kennedy-Wilson, Inc.
9601 Wilshire Boulevard
Suite 220
Beverly Hills, California 90210

Ladies and Gentlemen:

            We have acted as special counsel to Kennedy-Wilson, Inc., a Delaware corporation (the "Company"), in connection with the proceedings and documents relating to the proposed registration by the Company, through a Registration Statement on Form S-1 (the "Registration Statement"), to be filed by the Company with the Securities and Exchange Commission, of up to 2,300,000 shares of its Common Stock, $0.01 par value (the "Shares").

            For the purposes of rendering this opinion, we have examined originals or photostatic copies certified or otherwise identified to our satisfaction, of the Registration Statement, corporate records, agreements, certificates and statements of officers and accountants of the Company and of public officials, and such other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. We express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware.

            Based on the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the terms and conditions set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

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            We consent to the use of this opinion as an exhibit to the
Registration Statement, and we further consent to the use of our name under the heading "Legal Matters" in the Prospectus which is a part of the Registration Statement.

                                    Sincerely,


                                    /s/ White & Case LLP
                                    White & Case LLP


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